Exhibit 99.3

PRESS RELEASE

MAPFRE

MAPFRE REACHES AN AGREEMENT TO ACQUIRE US INSURER COMMERCE FOR Euros 1,538 MILLION ($2,207 MILLION)

IT WILL BE A DECISIVE STEP IN MAPFRE'S INTERNATIONAL STRATEGY AND THE LARGEST INVESTMENT IN THE HISTORY OF THE GROUP

MAPFRE and US insurer COMMERCE have announced today the signing of a merger agreement by which MAPFRE will acquire 100 per cent of the share capital of US insurer COMMERCE for Euros 1,538 million ($2,207 million), in what represents a decisive step in its international expansion and the largest investment in the history of the Group.

The agreement foresees the merger of COMMERCE with a US subsidiary of MAPFRE. Once carried out, the shareholders of COMMERCE will receive $36.70 per share, representing a 22.5% premium over the average share price of the last 30 days.

COMMERCE is the leading writer of Non-life personal insurance lines in the state of Massachusetts (US), where it holds a 31.5% market share in personal Motor Insurance. The US insurer is currently involved in an expansion plan outside its state of origin for which it holds licences in all 50 states of the Union and operates in 17 of them.

MAPFRE will pay the consideration entirely in cash, which it plans to finance through an equity capital raising of Euros 500 million ($718 million), the issuance of bonds up to Euros 800 million ($1,148 million), with the balance coming from internal resources. The acquisition is expected to have a positive financial return for MAPFRE's shareholders from the beginning, raising earnings per share. The transaction is subject to the relevant regulatory authorisations and to the requisite approval of the merger agreement by the holders of at least two-thirds of the shares of COMMERCE common stock.

The acquisition underscores MAPFRE's commitment to enter the US market. COMMERCE has a total of 1,586 independent and specialised agents and 1,152 brokers and recorded gross written and accepted premiums of Euros 1,368 million ($1,963 million) and net earnings of Euros 168 million ($241.5 million) in 2006, with a combined ratio below the US average (89.1%). The US insurer has, among others, a strategic agreement

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PRESS RELEASE

MAPFRE

with the American Automobile Association (AAA) in Massachusetts for exclusive product distribution, recently renewed for a period of 20 years.

The planned transaction adds a new and important line of growth for MAPFRE, through MAPFRE INTERNACIONAL, as: it widens the international geographical coverage of its businesses; notably reinforces its distribution network in the US, as well as its management capabilities in this country, through the integration of COMMERCE local team; and will diversify its currency exposure.

After the consolidation of COMMERCE' businesses, MAPFRE's activities in the US will represent close to 10 per cent of the total premiums of the Group. MAPFRE expects to contribute to its new US business:

*	its underwriting excellence and experience in the development of Non Life products;
*	the development of integrated and unified IT and management control platforms;
*	its experience in expanding into new business lines and territories;
*	reinsurance solutions for the most appropriate protection of the portfolio.

COMMERCE began operating in Massachusetts in 1971 and ranks as the largest personal Motor insurer in this state since 1990. The insurer, specialised in personal Non-life insurance lines, is listed on the New York Stock Exchange since 1995 and has close to 2,200 employees.

MAPFRE started operations in the United States in 1993 and is currently present in Florida, New Jersey, as well as in the Associated Commonwealth of Puerto Rico. Furthermore, it has large roadside assistance operations throughout the country. MAPFRE, present in 40 countries, is the leading insurer in Spain; in Non-life insurance, it ranks as the largest group in Latin America and the tenth largest in Europe. At year end 2006, MAPFRE recorded total revenues of Euros 13.6 billion.

In connection with the operation hereby disclosed, COMMERCE will file with the Stock Exchange Commission ("SEC"), among other materials, a proxy statement. We urge investors to read the proxy statement and these other materials when they become available because they will contain important information about COMMERCE and the proposed acquisition. Investors will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about the Company on the SEC's website at http://www.sec.gov. Likewise, free copies of the COMMERCE's SEC filings are also available at http://www.commerceinsurance.com (Investor Relations). MAPFRE and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies. Information regarding such individuals is available at the web page http://www.mapfre.com and will also be available in a Schedule 13D to be filed by MAPFRE with the SEC.

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PRESS RELEASE

MAPFRE

Madrid, 30th October, 2007

For further information, please contact MAPFRE, Dirección General de Comunicación y Responsabilidad Social (phone +34 91 581 22 16, fax +34 91 581 83 82, e-mail susanadiaz@mapfre).

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